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Exhibit 10.35

FORBEARANCE, CONSENT, AND AMENDMENT AGREEMENT

        THIS FORBEARANCE, CONSENT, AND AMENDMENT AGREEMENT (this "Agreement") is entered into as of December 24, 2001, by and between US SEARCH.COM, INC., a Delaware corporation ("USI"), and US SEARCH SCREENING SERVICES, INC., a Delaware corporation ("Screening") (each a "Borrower", and collectively, the "Borrowers") and COMERICA BANK—CALIFORNIA, successor by merger to Imperial Bank ("Comerica"). Unless specifically defined herein, terms defined in the Loan Agreement shall have the same definition when used herein. This Agreement is based on the following facts:

RECITALS

1.
USI and Comerica previously entered into that certain Loan Agreement, dated as of September 12, 2001, (as amended from time to time, the "Loan Agreement"). In connection with the Loan Agreement, USI and Comerica have entered into various other agreements (such agreements, together with the Loan Agreement, are collectively referred to as the "Loan Documents").

2.
Events of Default occurred under the terms of the Loan Documents as a result of USI's failure to comply with the Operating Performance covenant set forth in Section 6.7(d) of the Loan Agreement for the months ending September 30, 2001, and October 31, 2001, failure to comply with such covenant being an Event of Default under Section 8.2 of the Loan Agreement ("Existing Defaults").

3.
As a result of the Existing Defaults, Comerica is entitled to immediately commence exercising all rights and remedies available to Comerica under the Loan Documents.

4.
Screening is acquiring all of the capital stock of Professional Resource Screening, Inc., a California corporation ("PRSI"), for the sum of up to $16,000,000 (the "Acquisition"). USI and Screening have requested that Comerica consent to the Acquisition.

5.
USI and Screening have requested that Screening become a Borrower under the Loan Documents.

6.
Borrowers have requested that Comerica forbear from exercising its rights and remedies under the Loan Documents subject to the terms and conditions contained in this Agreement.

7.
Borrowers have reviewed the Loan Documents with respect to the validity, enforceability, non-avoidability and amount of the Obligations owing to Comerica under the Loan Documents and the validity, enforceability, perfection, priority, non-avoidability and amount of Comerica's security interests granted by Borrowers to secure the Obligations.

8.
Borrowers acknowledge and agree that as of December 24, 2001: (i) Borrowers are indebted to Comerica in the principal amount of $1,389,047.11, plus accrued and unpaid interest thereon, and costs, fees (including attorneys' fees) and expenses incurred by Comerica. Borrowers further acknowledge and agree that all of Borrowers' Obligations to Comerica are valid, enforceable and unavoidable.

AGREEMENT

        Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers and Comerica, intending to be legally bound, agree as follows:

1.
Defined Terms:

        "Deadline Date" means February 28, 2002.

        "Existing Lender" means San Jose National Bank, Financial Services Division.

        "Financial Projections" means those certain monthly financial projections set forth in Borrower's most recent business plan covering the period from January 1, 2002 through and including December 31, 2002.

        "Pay-Off Letter" means a letter, in form and substance reasonably satisfactory to Comerica, from Existing Lender respecting the amount necessary to repay in full all of the obligations of PRSI owing to Existing Lender and obtain a termination or release of all of the Liens existing in favor of Existing Lender in and to the properties or assets of PRSI.

        "Pequot" means Pequot Private Equity Fund II, L.P., a Delaware limited partnership.

        "Purchase Documents" means that certain Convertible Promissory Note, dated as of December 20, 2001, executed by USI in favor of Pequot (the "Convertible Note"), together with that certain Purchase Agreement, dated as of December 20, 2001, among USI and the Purchasers named therein (the "Purchase Agreement").

        "Rider" means that certain Joint and Several Borrower Rider, executed and delivered by USI and Screening, in form and substance satisfactory to Comerica.

        "TCD" means that certain $550,000 time certificate of deposit account held by Comerica, account number 942750000005786, and any replacement or substitution therefor, and the proceeds of any of the foregoing.

        2.    Recitals.    Each of the Recitals set forth above are true and correct and are incorporated herein by this reference and made a part hereof.

        3.    Forbearance.    Comerica agrees that so long as Borrowers comply with all of the terms and conditions contained in this Agreement, and so long as no Event of Default occurs under the Loan Documents, other than the Existing Defaults already known to Comerica as of the date of this Agreement, then Comerica shall forbear from terminating the Loan Agreement and exercising its rights and remedies under the Loan Documents from the date hereof until the Deadline Date (the "Forbearance Period"). Upon the expiration of the Forbearance Period, Comerica shall be entitled to exercise all rights and remedies available to Comerica under the Loan Documents.

        4.    Section 6.7 Financial Covenants.    Comerica agrees that so long as Borrowers comply with all of the terms and conditions contained in this Agreement, and so long as no Event of Default occurs under the Loan Documents, other than the Existing Defaults already known to Comerica as of the date of this Agreement, then Comerica shall suspend the requirement that Borrowers comply with the financial covenants as set forth in Section 6.7 (the "Section 6.7 Covenants") of the Loan Agreement during, but only during, the Forbearance Period. Comerica shall reset the Section 6.7 Covenants at such amounts as Comerica deems appropriate in its discretion based on Comerica's review of Borrowers' Financial Projections. Failure by Borrowers to accept and comply with any such reset Section 6.7 Covenants shall be an Event of Default.

        5.    Consent to Acquisition.    Notwithstanding anything to the contrary in the Loan Agreement, Comerica consents to the Acquisition.

        6.    Screening as a Borrower.    All parties agree that Screening shall be a Borrower under the Loan Agreement from and after the date hereof. Screening acknowledges and agrees that the Loan Documents are valid, enforceable and in full force and effect and that: (i) Screening shall be bound by all the terms and conditions of the Loan Documents, shall be liable for repayment of the Obligations, and all of its assets are collateral (and a security interest is granted therein) for all of the Obligations, all pursuant to the terms and conditions of the Loan Agreement and Rider; and (ii) all rights of Comerica under the Loan Documents and all liens upon any property of USI are valid, enforceable and in full force and effect against Screening. Any reference to "Borrower" in the Loan Documents shall be deemed to mean "Borrowers" or either of USI or Screening.

        7.    Additional Equity Investment or Financing.    In order to induce Comerica to enter into this Agreement and to agree to forbear from terminating the Loan Agreement and exercising its rights and remedies under the Loan Documents during the Forbearance Period, USI agrees to do the following:

  7.1
  On or before January 15, 2001, USI agrees to either (i) close an equity financing round resulting in net proceeds to USI of not less than $1,500,000 from investors reasonably acceptable to Comerica, or (ii) obtain financing of not less than $1,500,000 from a lending institution acceptable to Comerica; provided, however, that any obligations owing from USI to such lending institution shall be subordinated to the Obligations owing to Comerica pursuant to a subordination agreement in form and substance satisfactory to Comerica; and

  7.2
  On or before February 15, 2001, USI agrees to either (i) close an additional equity financing round resulting in net proceeds to USI of not less than $5,00,000 from investors reasonably acceptable to Comerica deliver to Comerica, or (ii) deliver executed term sheets (from third party investors and upon terms deemed acceptable to Comerica) indicating a pending equity round of at least $5,000,000, and such additional equity round shall close on or before February 28, 2002, resulting in net proceeds to Borrower of not less than $5,000,000, or (iii) obtain additional financing of not less than $5,000,000 from a lending institution acceptable to Comerica; provided, however, that any obligations owing from USI to such lending institution shall be subordinated to the Obligations owing to Comerica pursuant to a subordination agreement in form and substance satisfactory to Comerica.

        8.    Forbearance Warrant.    In order to induce Comerica to enter into this Agreement and to agree to forbear from terminating the Loan Agreement and exercising its rights and remedies under the Loan Documents during the Forbearance Period, USI agrees to issue to Bank a warrant on Bank's form, with a 7-year maturity, inclusive of certain provisions to include but not be limited to assignability to Bank's affiliates, antidilution protection, and a net exercise provision, and on the same terms as provided to Pequot in the Purchase Documents, except that Comerica shall have piggyback and S-3 registration rights (the "Forbearance Warrant").

        9.    Security Interest in TCD.    In order to induce Comerica to enter into this Agreement and to agree to forbear from terminating the Loan Agreement and exercising its rights and remedies under the Loan Documents during the Forbearance Period, USI grants and pledges, hereunder and under the Loan Documents, to Bank a continuing security interest in the TCD to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the TCD, and will constitute a valid, first priority security interest in accrued interest or proceeds therefrom. Notwithstanding any termination, Bank's Lien on the TCD shall remain in effect for so long as any Obligations are outstanding.

        10.    No Advances During Forbearance Period.    Comerica shall not make any Credit Extensions to Borrower under the Loan Agreement during the Forbearance Period.

        11.    Amendment to Loan Agreement.    Borrowers and Comerica hereby agree to amend and supplement the Loan Agreement as follows:

  11.1
  Section 6.2 of the Loan Agreement is hereby amended by adding a new subsection 6.2(d) as follows:

  (d)
  Within 5 days after the last day of each week, Borrower shall deliver to Bank a cash flow report, signed by a Responsible Officer, in form reasonably acceptable to Bank, which cash flow report shall include 3 weeks trailing (actual) cash flow and 12 weeks forward (projected) cash flow.

        12.    Conditions Precedent.    The effectiveness of this Agreement is expressly conditioned upon the following:

  12.1
  Receipt by Comerica of a fully earned, non-refundable Forbearance Fee of $5,000; provided, however, Borrower may defer payment of the Forbearance Fee until the Deadline Date;

  12.2
  Receipt by Comerica of an executed copy of this Agreement;

  12.3
  Receipt by Comerica of an officer's certificate of Screening with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the Loan Documents;

  12.4
  Receipt by Comerica of an agreement to provide insurance;

  12.5
  Receipt by Comerica of the Rider; and

  12.6
  Receipt by Comerica of an intellectual property security agreement.

        13.    Conditions Subsequent.    As a condition subsequent to the execution of this Agreement, Borrowers shall perform or cause to be performed the following (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):

  13.1
  On or before December 28, 2001, receipt by Comerica of the Forbearance Warrant executed by USI.

  13.2
  On or before December 28, 2001, receipt by Comerica of the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of PRSI.

  13.3
  Borrowers shall deliver to Comerica by no later than February 15, 2002, Borrowers' Financial Projections.

        14.    Termination of Forbearance.    Upon the occurrence of any one or more of the following events, the forbearance hereunder shall be deemed immediately terminated and the Obligations shall be immediately due and payable. In addition, Comerica shall be entitled to immediately commence exercising its rights and remedies hereunder and under the Loan Documents without notice, demand, order or other action:

  14.1
  Borrowers shall have failed to pay or perform any of its obligations under this Agreement.

  14.2
  An Event of Default shall occur under any of the Loan Documents and shall not be timely cured during any applicable cure period, other than the Existing Defaults which existed as of the date of this Agreement.

        15.    Reaffirmation of Comerica's Security Interests.    Borrowers hereby confirm the granting of, and represents and warrants that Comerica has a first priority, valid, enforceable, perfected and unavoidable lien on and security interests in, all of the Collateral, including all assets of Screening.

        16.    No Waiver by Comerica.    Except as otherwise expressly set forth in this Agreement, this Agreement shall not constitute a waiver or modification of any of Comerica's rights or remedies, and it shall not preclude the exercise of any right or remedy available to Comerica at law or in equity, including any procedure necessary or appropriate to enforce any of the terms and conditions set forth in this Agreement or any of the Loan Documents. Comerica shall have the right to waive any of its rights, remedies, claims, powers, benefits or privileges granted in or arising pursuant to this Agreement or any of the Loan Documents, and Comerica shall have no obligation or duty to any other person or entity with respect to the exercise of Comerica's rights, remedies, claims, powers, benefits and privileges. Any delay in or failure to exercise any of Comerica's rights, remedies, claims, powers, benefits or privileges shall not subject Comerica to any liability to any person or entity, and no other person or entity may rely upon or in any way seek to assert as a defense to any obligation owing to Comerica such delay or failure. Such delay or failure, if any, shall not be deemed to constitute a waiver of any such right, remedy, claim, power, benefit or privilege of Comerica. All of Comerica's rights with respect to all of the matters referred to in this Agreement or the Loan Documents, in general, and this Section 10, in particular, are expressly reserved.

        17.    Release by Borrowers.    Borrowers for themselves and for their respective agents, servants, employees, shareholders, partners, subsidiaries, officers, directors, heirs, executors, administrators, agents, successors and assigns forever release and discharge Comerica and its respective agents, servants, employees, accountants, attorneys, shareholders, subsidiaries, officers, directors, heirs, executors, administrators, successors and assigns from any and all claims, demands, liabilities, accounts, obligations, costs, expenses, liens, actions, causes of action, rights to indemnity (legal or equitable), and remedies of any nature whatsoever, known or unknown, which Borrowers had, now has, or has acquired at any time prior to the date of the execution of this Agreement, including specifically, but not exclusively, and without limiting the generality of the foregoing, any and all of the claims, damages, demands and causes of action, known or unknown, suspected or unsuspected by Borrowers which:

  A.
  Arise out of the Loan Documents or any of them;

  B.
  Arise by reason of any matter or thing alleged or referred to in, directly or indirectly, or in any way connected with, the Loan Documents; or

  C.
  Arise out of or in any way are connected with any loss, damage, or injury, whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Comerica or any party acting on behalf of Comerica committed or omitted prior to the date of this Agreement

        18.    Waiver of California Civil Code Section 1542.    Borrowers acknowledge that there is a risk that subsequent to the execution of this Agreement it may incur or suffer losses, damages or injuries which are in some way caused by the transactions referred to in the Loan Documents or this Agreement, but which are unknown and unanticipated at the time this Agreement is executed. Borrowers hereby assume the above mentioned risks and agrees that this Agreement shall apply to all unknown or unanticipated results of the transactions and occurrences described herein, as well as those known and anticipated, and upon advice of counsel, and Borrowers hereby knowingly waive any and all rights and protections under California Civil Code Section 1542 which section has been duly explained and reads as follows:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

        19.    Legal Advice Obtained.    The advice of legal counsel has been obtained by each Borrower prior to signing this Agreement and each Borrower executes this Agreement voluntarily, with full knowledge of its significance, and with the express intention of effecting the legal consequences provided by Section 1542 of the California Civil Code, namely, the extinguishment of obligations except for the executory provisions of this Agreement and the Loan Documents.

        20.    Relief From Automatic Stay.    In the event a voluntary or involuntary insolvency proceeding is commenced pursuant to the provisions of Title 11, United States Code "101, et sec, by or against Borrowers, Borrowers hereby warrant, stipulate and agree that the automatic stay pursuant to 11 U.S.C. Section 362 shall be immediately terminated to allow Comerica to proceed with all of its rights and remedies pursuant to the Loan Documents, upon the filing of a Proposed Order for Relief From Stay by Comerica and without further notice to or consent by Borrowers. Borrowers agree to execute all other stipulations or other documents necessary to enable Comerica to obtain relief from the automatic stay and to cooperate by providing such declarations or other documents reasonably required to do so.

        21.    Time is of the Essence.    The parties agree that time is of the essence with respect to all terms and conditions set forth in this Agreement.

        22.    Agreement Entered Freely.    The parties to this Agreement have been represented and advised by counsel with respect to this Agreement, and have entered into it freely and voluntarily. This Agreement is intended to be enforceable according to its written terms, is an integrated agreement, and there are no promises, oral agreements, or expectations of the parties to the contrary.

        23.    Consent and Mutual Agreement.    Whenever any action may be taken pursuant to the terms and conditions of this Agreement upon the prior consent of Comerica, such prior consent or prior agreement must be evidenced in writing.

        24.    Notice.    All notices under this Agreement shall be given in accordance with Section 10 of the Loan Agreement.

        25.    Counterparts.    This Agreement may be executed in counterparts, all of which taken together shall constitute a single document.

        26.    Headings.    The headings in this Agreement are inserted for convenience and are not a part of this Agreement.

        27.    Integration.    This Agreement sets forth all of the terms and conditions under which Comerica has agreed to forbear from terminating the Loan Agreement and enforcing its rights and remedies under the Loan Documents. All prior negotiations, discussions, understanding and agreements regarding such forbearance are superceded by this Agreement.

        28.    Further Assurances.    Upon the request of a party hereto, each party will take all reasonable actions, including execution of additional documents and agreements, necessary or appropriate to carry out the terms, conditions and intent of this Agreement.

        29.    Successors and Assigns.    This Agreement shall be binding on and inure to the benefit of the parties' respective successors and assigns.

        30.    Attorneys' Fees and Choice of Law.    In the event it becomes necessary for any party to bring an action or proceeding to construe or enforce the terms and conditions set forth in this Agreement, the prevailing party in such action or proceeding shall be entitled to recover reasonable attorneys' fees and costs incurred in such action or proceeding, in addition to all other relief awarded. This Agreement and all transactions hereunder and/or evidenced hereby shall be governed by, construed under and enforced in accordance with the laws of the State of California. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts located in the County of Los Angeles, State of California. Borrowers waive any right it may have to assert the doctrine of forum non conveniens or to object to such venue.

        31.    Neutral Construction.    This Agreement is the product of negotiation among the parties hereto and represents the jointly conceived, bargained-for and agreed upon language mutually determined by the parties to express their intentions in entering into this Agreement. Any ambiguity or uncertainty in this Agreement shall be deemed to be caused by, or attributable to, all parties hereto collectively. In any action or proceeding to enforce or interpret this Agreement, the Agreement shall be construed in a neutral manner, and no term or condition of this Agreement, or the Agreement as a whole, shall be construed more or less favorably to any one party, or group of parties, to this Agreement. In the event any provision contained in this Agreement is determined to be unenforceable by a court of competent jurisdiction, then that provision shall be deemed omitted from this Agreement and the remaining provisions of this Agreement shall continue to be in full force and effect.

        32.    JURY TRIAL.    BORROWERS AND COMERICA EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

        This Agreement is entered into as of the date set forth in the first paragraph of this Agreement.

US SEARCH.COM, INC., a Delaware corporation
By:
Its:
US SEARCH SCREENING SERVICES, INC. a Delaware corporation
By:
Its:
COMERICA BANK—CALIFORNIA, successor by merger to Imperial Bank
By:
Its:

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  Exhibit 10.35
FORBEARANCE, CONSENT, AND AMENDMENT AGREEMENT
RECITALS
AGREEMENT